EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Brookdale Senior Living Inc. Omnibus Stock Incentive Plan for the registration of 400,000 shares of common stock of our report dated February 19, 2013, except for Notes 2, 18, 22, and 24, as to which the date is December 11, 2013, with respect to the consolidated financial statements and schedule of Brookdale Senior Living Inc. included in its December 11, 2013 Current Report (Form 8-K) and our report dated February 19, 2013 with respect to the effectiveness of internal control over financial reporting of Brookdale Senior Living Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
11 December 2013